WEISS MULTI-STRATEGY ADVISERS LLC

CODE OF ETHICS – PERSONAL TRADING PROCEDURES

Policies and Procedures

High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients and investors in investment funds managed by the Adviser. The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients.  All personnel of the Adviser, including directors, officers and employees of the Adviser must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients.  All personnel of the Adviser must also comply with all federal securities laws.   In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients.

In addition, pursuant to Rule 17j-1 under the 1940 Act, it is unlawful for any affiliated person of an investment adviser for a Fund (as defined herein), including the Adviser with respect to a registered fund client, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:1

(i)	to employ any device, scheme or artifice to defraud the Fund;

(ii)
to make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(iii)	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

(iv)	to engage in any manipulative practice with respect to the Fund.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser.  If you have any doubt as to the propriety of any activity, you should consult with the Chief Compliance Officer, who is charged with the administration of this Code of Ethics.

1.	Definitions

a.
Access Person means any partner, officer, director, member or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

_____________________________

1
Rule 17j-1 under the 1940 Act defines (i) “Fund” as a registered fund; and (ii) “Security held or to be [A]cquired by a Fund” as (i) any Covered Security which, within the most recent 15 days, (A) is or has been held by the Fund; or (B) is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and  (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

b.
Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

c.
Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee. [Note:  Beneficial ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.  See e.g. Rule 204A-1(e)(3).]

d.
Covered Person means any director/manager, officer, employee or Access Person of the Adviser.  For the purposes of this Code of Ethics, “covered person” includes all employees of Weiss Special Operations LLC.

e.	Personal Account means any account in which a Covered Person has any beneficial ownership.

f.
"Reportable Fund" means any investment company registered under the Investment Company Act of 1940, as amended, for which the Adviser serves as investment adviser or subadviser or for which an investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.

g.
Reportable Security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)) and includes any derivative, commodities, options, swaps, futures or forward contracts relating thereto, except that it does not include:

i.	Direct obligations of the Government of the United States;

ii.	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

iii.	Shares issued by money market funds;

iv.	Shares issued by registered open-end funds other than Reportable Funds and exchange-traded funds (“ETFs”); and

v.	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are Reportable Funds.

Note: “Reportable Security” includes a security with limited marketability characteristics including interests in investment limited partnerships, limited liability companies and similar vehicles (including non-Weiss hedge funds).

h.
Short Sale means the sale of securities that the seller does not own.  A Short Sale is "against the box" to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

2.	Applicability of Code of Ethics

Personal Accounts of Covered Persons. This Code of Ethics applies to all Personal Accounts of all Covered Persons. A Personal Account also includes an account maintained by or for:

a.	A Covered Person's spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

b.	Any immediate family members who live in the Covered Person’s household;

c.
Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

d.
Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control (i.e. if you act as trustee or have any control of investments).

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Adviser’s Chief Compliance Officer or Delegate.  It is the employee’s responsibility to ensure the Chief Compliance Officer has a complete list of all of the employee’s accounts.

3.	Restrictions on Personal Investing

a.
General:  It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws.  Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

b.
Preclearance of Transactions in Personal Account:  A Covered Person must obtain prior written approval before engaging in any transaction in Reportable Securities in his or her Personal Account. Except as provided below with respect to investments in a Weiss affiliated/related private investment fund or proprietary account, all trade requests for Reportable Securities must be submitted directly online through Compliance Science (PTCC). The PTCC system is configured to automatically approve or deny personal trading requests. Requests will be denied for personal trades in Reportable Securities of issuers on the Adviser’s Restricted List and for Reportable Securities in which the Adviser’s clients, other than the AQ strategy and AB Fund passive components, traded on the day of the request and two business days prior thereto. In addition to the automatic PTCC checks, Employees who are part of an investment team will have their trades in Reportable Securities precleared and approved or denied by their team’s portfolio manager.  Portfolio Managers will have their trades in Reportable Securities precleared and approved or denied by the Chief Compliance Officer or Delegate. The Chief Compliance Officer or Portfolio Manager may approve the transaction if they conclude that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on clients.  The Chief Compliance Officer’s personal trades in Reportable Securities will be subject to the PTCC system’s automatic clearance process and, on a monthly basis, will be reported to the Chief Operating Officer.  All requests for preclearance must be made by completing and submitting the Preclearance Form with Compliance Science in advance of the contemplated transaction. A Preclearance Form is attached as Attachment F.

Any approval given under this paragraph will remain in effect for the day it is granted. All requests to invest in a Weiss affiliated/related private investment fund or proprietary account must be approved in advance by George Weiss, except those from George Weiss, which will be approved by Rick Doucette.  Approvals maybe received verbally, but will be documented in a monthly recap email by the Chief Financial Officer or Delegate sent to George Weiss and Rick Docuette, who will, in turn, notify the Chief Financial Officer or Delegate and the Chief Compliance Officer if there are any inaccuracies.   Redemptions of an approved investment in a Weiss affiliated/related private investment fund or proprietary account, however, do not need pre-approval and any such redemptions shall be reported to Compliance by the Chief Financial Officer or Delegate on a quarterly basis as part of the personal securities transactions report.

c.
Initial Public Offerings:  A Covered Person may not acquire any direct or indirect beneficial ownership in ANY securities in any initial public offering without prior written approval of the Chief Compliance Officer.

d.
Private Placements and Investment Opportunities of Limited Availability:  A Covered Person may not acquire any beneficial ownership in ANY securities in any unaffiliated private placement of securities or investment opportunity of limited availability unless the Chief Compliance Officer has given express prior written approval. If such private placement or investment opportunity of limited availability is with respect to a Weiss private investment fund or proprietary account, then George Weiss must provide prior approval except those from George Weiss, which will be approved by Rick Doucette.

e.
Service on Boards of Directors; Other Business Activities & Investments:  A Covered Person shall not serve as a director (or similar position) on the board or a member of a creditors committee of any company unless the Covered Person has received written approval from the Chief Compliance Officer and the Adviser has adopted policies to address such service. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account.  At the time a Covered Person submits the initial holdings report in accordance with Section 5(d)(1) of this Code of Ethics, the Covered Person will submit to the Chief Compliance Officer a description of any business activities in which the Covered Person has a significant role, excluding non-investment-related activity that is exclusively charitable, civic, religious or fraternal, and is recognized as tax exempt.   All such outside business activities require preapproval from the Chief Compliance Officer.

f.
Short Term Trading:  No Covered Person may purchase and sell the securities of the same issuer within 90 days (“90 Day Rule”), except for trades not requiring preclearance approval.  The Chief Compliance Officer is authorized in his judgment to make an exception to the 90 Day Rule for the Adviser’s new hires, but only for security positions acquired previous to the effective date of such person’s employment with the Adviser and only during the first 90 days of such person’s employment.  For securities acquired through the exercise of options, the 90-day rule runs from the date of option purchase.  The exercise of an option requires preclearance approval except for automatic exercise and execution by the broker.  The 90-day rule is satisfied by adding the holding period of the option to the holding period of the underlying security obtained through exercise.  The Adviser believes that its Covered Persons should direct their efforts to the Adviser’s business; thus there should be no “day trading” nor excessive trading in a Covered Person’s Personal Account.

g.
Management of Non-Adviser Accounts: Covered Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the Chief Compliance Officer preclears the arrangement and finds that the arrangement would not harm any client.  The Chief Compliance Officer may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

4.	Exceptions from Preclearance Provisions

This section sets forth exceptions to the preclearance requirements. Unless noted, the restrictions and reporting obligations of the Code of Ethics continue to apply to any transaction excepted from preclearance pursuant to this Section.  The following transactions are excepted from the preclearance requirements of Section 3(b):

a.
Purchases or sales that are non-volitional on the part of the Covered Person such as purchases or acquisitions arising from stock dividends, dividend reinvestments, stock splits, mergers, consolidations, tender offers or exercise of rights;

b.	Purchases or sales pursuant to an Automatic Investment Plan; and

c.
Subject to compliance with Section 5(e) below, transactions effected in any account over which the Covered Person has no direct or indirect influence or control (e.g., blind trust, discretionary account or trust managed by a third party).

d.
Transactions in financial and commodity futures, options on financial futures and commodity futures,  options on  open end exchange traded funds (ETFs), exchange traded notes, (ETNs), agency obligations of the Government of the United States, municipal bonds, options on direct obligations of the Government of the United States (e.g. T-Notes, T-Bonds) and options on all indices.

5.	Reporting

a.
Brokerage/Account Statements.  All Covered Persons must direct their brokers or custodians or any persons managing the Covered Person's Personal Account in which any securities are held to supply the Chief Compliance Officer with:

i.	duplicate copies of securities trade confirmations ("Broker's Confirmations") within 30 days after the Covered Person's transaction in their Personal Account(s); and

ii.	the Covered Person's monthly and quarterly brokerage statements of their Personal Account(s).

b.
Quarterly Transaction Reports. If during any calendar quarter there is a transaction with respect to a Covered Person’s direct or indirect beneficial ownership of a Reportable Security and/or Reportable Fund and such transaction is not described in a brokerage or account statement delivered to the Chief Compliance Officer within 30 days after the end of such quarter, then the Covered Person must deliver a quarterly transaction report to the Chief Compliance Officer within 30 days after the end of the calendar quarter setting out for each such transaction:

i.
The date of the transaction, the title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security and/or Reportable Fund involved;

ii.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii.	The price of the security at which the transaction was effected;

iv.	The name of the broker, dealer or bank with or through which the transaction was effected; and

v.	The date the Covered Person submits the report.

Covered Persons are not required to report transactions in a Weiss private investment fund or proprietary account because such records are maintained internally by Chief Financial Officer or Delegate.

c.
New Accounts.  Each Covered Person must notify the Chief Compliance Officer within 10 calendar days if the Covered Person opens any new account in which any securities are held with a broker or custodian or moves or transfers such an existing account to a different broker or custodian.  The Firm requires any new accounts to be maintained with a broker that provides electronic statements and confirms.  A list of brokers providing electronic feed is maintained by the Chief Compliance Officer.

With respect to any account established by the Covered Person in which any securities were held during the previous quarter for the direct or indirect benefit of the Covered Person, the Covered Person must include in his or her quarterly transaction report (described above) the name of the broker, dealer or bank with whom the Covered Person established the account; the date on which the account was established; and the date the report is submitted.

d.	Disclosure of Securities Holdings.

i.
Initial Holdings Report.  All Covered Persons will, within 10 calendar days of commencement of employment with the Adviser or otherwise becoming a Covered Person, submit an initial statement to the Chief Compliance Officer listing:

•
All of the securities (covered and exempt) in which the Covered Person has or had when becoming a Covered Person any direct or indirect beneficial ownership (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security and/or Reportable Fund in which the Covered Person has any beneficial ownership);

•
The names of any brokerage firms, dealer or banks where the Covered Person has or had an account in which ANY securities are held or were held for his or her direct or indirect benefit as of the date he or she became a Covered Person.  The report must be dated the day the Covered Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Covered Person of the Adviser.  Covered Persons will annually submit to the Chief Compliance Officer an updated statement, which must be current as of a date no more than 45 days prior to the date the report was submitted. A form of the initial report is set forth in Attachment G.

•
Covered Persons are not required to report securities holdings in a Weiss private investment fund or proprietary account because such records are maintained internally by Chief Financial Officer or Delegate.

ii.
Annual Holdings Reports.  Each Covered Person shall, no later than 30 days after the end of each calendar year, submit to the Chief Compliance Officer an updated holdings report, or a report containing the equivalent information, which must be current as of a date no more than 45 days prior to the date the report was submitted.  Each annual holdings report must include the following information:

•
the date of the transaction, the title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date, number of shares and principal amount of each security in which the Covered Person had any direct or indirect beneficial ownership;

•	the name of any broker, dealer or bank with whom the Covered Person maintains an account in which any securities are held for the direct or indirect benefit of the Covered Person; and

•	the date that the report is submitted by the Covered Person.

e.
Exceptions to Reporting Requirements:  A Covered Person need not submit any report with respect to securities held in accounts over which the Covered Person has not direct or indirect influence or control (each, a “Non-Control Account”) or transaction reports with respect to transactions effected pursuant to an automatic investment plan. Prior to relying on the reporting exception for a Non-Control Account, the Covered Person must obtain the approval of the Chief Compliance Officer that the account qualifies as a Non-Control Account.  In connection with seeking and maintaining such approval, the Covered Person must submit to the Chief Compliance Officer:

i.	an executed Certification Form, a form of which is attached as Attachment J, at the time of the initial request for approval and annually thereafter;

ii.	information about the relationship between the trustee or manager of the account and the Covered Person; and

iii.	to the extent reasonably practicable, a certification from the manager or trustee of the account that the Covered Person has no direct or indirect influence or control over the account.

f.	Transactions Subject to Review: The Reportable Securities transactions reported on the Broker's Confirmations will be reviewed and compared against client Reportable Securities transactions.

Covered Persons must report immediately any suspected violations to the Chief Compliance Officer.

6.	Recordkeeping

The Chief Compliance Officer will keep in an easily accessible place for at least 5 years copies of this Code of Ethics and each code of ethics that at any time within the past five years was in effect, all Broker's Confirmations and periodic statements and reports of Covered Persons or other holdings or transaction reports described herein, copies of all preclearance forms, certifications and other information relating to Non-Control Accounts, records of violations and actions taken as a result of violations, a record of all persons, currently or within the past five years, who are or were required to make the holdings or transaction reports described herein or who are or were responsible for reviewing such reports; a record of any decision, and the reasons supporting the decision, including any decision to approve an acquisition of any securities in an Initial Public Offering or in a Private Placement (for at least five (5) years after such approval was provided); and acknowledgments and other memoranda relating to the administration of this Code of Ethics.  The Chief Compliance Officer will maintain a list of all Covered Persons (which includes all Access Persons) of the Adviser currently and for the last 5 years.

All Broker’s Confirmations and periodic statements of Covered Persons may be kept electronically in a computer database.

7.	Oversight of Code of Ethics

a.
Acknowledgment.  The Chief Compliance Officer will annually distribute a copy of the Code of Ethics to all Covered Persons.  The Chief Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Covered Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment (Attachment H) or such other form as may be approved by the Chief Compliance Officer.  A newly hired Covered Person is required to sign Attachment I to acknowledge his or her agreement to abide by the Code of Ethics and confirm that arrangements have been made to transmit information about Reportable Securities to the Chief Compliance Officer.

b.
Written Reports.  With respect to any registered fund for which the Adviser serves as investment adviser or subadviser, no less frequently than annually, the Chief Compliance Officer shall submit a written report to the board of directors/trustees of such company (i) describing any issues arising under this Code of Ethics or procedures since the last report to the board, including information about material violations of the Code of Ethics or procedures, and the sanctions imposed in response to the material violations, and (ii) certifying that the Adviser has adopted procedures reasonably necessary to prevent Covered Persons from violating this Code of Ethics.

c.
Review of Transactions.  Each Covered Person's transactions in his/her Personal Account will be reviewed on a regular basis and compared with transactions for the clients.   The Chief Compliance Officer or Delegate will monitor for potential instances of front-running by reviewing a report of all personal account trades that took place up to two business days prior to the Adviser trading in the same security.  Any questionable activity is investigated and documented.   Any Covered Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Adviser.  The Chief Compliance Officer’s investment activity will be reviewed by the Chief Operating Officer.

d.
Sanctions.  Adviser’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law.  These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

e.
Authority to Exempt Transactions.  The Chief Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the Chief Compliance Officer determines that such exemption would not be against any interests of a client and in accordance with Rule 204A-1 and other applicable law.  The Chief Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

8.	Disclosure of the Code of Ethics

The Adviser will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish clients or investors with a copy of the Code of Ethics.  All requests for the Adviser’s Code of Ethics should be directed to the Chief Compliance Officer.

NOTE:  ALL TRADE REQUESTS MUST BE SUBMITTED DIRECTLY ONLINE WITH COMPLIANCE SCIENCE, (PTCC)

ATTACHMENT F:	TRADE AUTHORIZATION AND PRECLEARANCE FORM

Weiss Multi-Strategy Advisers LLC
Weiss Special Operations LLC

To:	Chief Compliance Officer

From:                          ________________________

Date:                           ________________________

Submitted for your approval are the following trades that I would like to execute for my personal account.

SYMBOL	SECURITY NAME	BUY OR SELL	QUANTITY

Representation and Signature

I represent that none of these proposed investments are an initial public offering, a private placement or an investment of limited availability.

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information. I understand that pre-clearance will only be in effect for the day of approval by the Chief Compliance Officer.

_______________________________________

    Signature

NOTE:  ALL TRADE REQUESTS MUST BE SUBMITTED DIRECTLY ONLINE WITH COMPLIANCE SCIENCE, (PTCC)

ATTACHMENT G:	INITIAL HOLDINGS REPORT AND ANNUAL HOLDINGS REPORT

To:                           Chief Compliance Officer

From:

Subject:                 Personal Securities Transactions

Pursuant to the Code, you must submit an initial holdings report and an updated annual holdings report that lists all accounts and securities (including exempt securities) in which you have a direct or indirect Beneficial Ownership (as defined in the Code).   Note that this includes interests in investment limited partnerships, private equity funds, limited liability companies, other outside business investments and similar vehicles (including non-Weiss hedge funds).

Kindly complete the form below and return it to the Chief Compliance Officer. If this is an Initial Holdings Report, it must be submitted no later than 10 days after the date on which the undersigned became a Covered Person. The information set forth in an Initial Holdings Report and an Annual Holdings Report must be current as of a date no more than 45 days prior to the date on which the report is submitted.

Date	Title & Amount of Security (including exchange ticker symbol or CUSIP number, number of shares and principal amount)	Name and account number of Broker, Dealer or Bank Maintaining Account At Which Any Securities are Maintained

(Please attach additional pages if you require more space)

I certify that the names of all brokerage firms or banks where I have an account in which any security is held are disclosed above.

Signed: _________________________________

Print Name: _____________________________

Date: ____________________

NOTE:  ALL TRADE REQUESTS MUST BE SUBMITTED DIRECTLY ONLINE WITH COMPLIANCE SCIENCE, (PTCC)

ATTACHMENT H:	REGULATORY COMPLIANCE MANUAL & CODE OF ETHICS ACKNOWLEDGMENT FORM

I hereby acknowledge receipt of the Weiss Multi-Strategy Advisers LLC Regulatory Compliance Manual & Code of Ethics and certify that I have read and understand it and agree to abide by it.  I hereby represent that all my personal securities transactions will be effected in compliance with the Code.

I also confirm that I have instructed all brokerage firms, custodians or banks where I maintain an account in which any securities are held to supply duplicate copies of my trade confirmations and monthly and quarterly brokerage account statements to the Chief Compliance Officer and reported to the Chief Compliance Officer all transactions in which I had or obtained any direct or indirect beneficial ownership.

Signature________________________

Print Name: ______________________

Date___________________________

NOTE: ALL ANNUAL CERTIFICATIONS MUST BE SUBMITTED DIRECTLY ONLINE WITH COMPLIANCE SCIENCE (PTCC)

ATTACHMENT I:                                      ANNUAL CERTIFICATION FOR EMPLOYEES

Weiss Multi-Strategy Advisers LLC & Weiss Special Operations LLC

This will confirm that I have received a copy of the Regulatory Compliance Manual and Code of Ethics and each of the following policy statements and compliance guidelines contained as appendices to the Regulatory Compliance Manual provided on the Firm’s Intranet (type http://Weissshare in your internet browser, then hit enter):

1.	Statement of Policy and Procedures Regarding Allocation Procedures

2.	Policy and Procedures Regarding Investments by a Private Fund in a Registered Investment Company

3.	Policy and Procedures Relating to Soft Dollar and Directed Brokerage Arrangements

4.	Trading Error Procedures

5.	Valuation Procedures

6.	Policy and Procedures to Prevent Insider Trading

7.	Code of Ethics and Policies Governing Personal Securities Transactions

8.	Privacy Policy and Procedures and Program for Protecting Client Information including Identity Theft Program

9.	Proxy Voting Policies and Procedures

10.	Identification of Conflicts of Interest

11.	Business Continuity and Disaster Recovery Plan

12.	Electronic Communications Policy

13.	Anti-Money Laundering Procedures

14.	Communications With Third Parties

15.	Rumor Policy

16.	IPO Policy

17.	Required Books and Records Table

18.	Policy and Procedures regarding Gift and Entertainment and Gift & Entertainment Given to Foreign Governments and Government Instrumentalities regarding the Foreign Corrupt Practices Act.

19.	Policy and Procedures regarding Political Contributions under Rule 206(4)-5 (the “Pay-to-Play Rule”)

I have read the Regulatory Compliance Manual & Code of Ethics and each of the above policies and/or statements and recognize that they are the policies of Weiss Multi-Strategy Advisers LLC and Weiss Special Operations LLC.  I accept and agree to comply with the rules and restrictions stated therein.
Name: __________________________

Signature: _______________________

Date:___________________________

Attachment J: MANAGED ACCOUNT CERTIFICATION FORM

To:                      Chief Compliance Officer

From:

Subject:                      Managed Accounts

In accordance with Rule 204A-1 (the “Rule”) under the Investment Advisers Act of 1940, I am considered to be a “covered person” of Weiss Multi-Strategy Advisers LLC and subject to the Rule’s terms and conditions.  The Rule requires periodic reporting of my personal securities transactions and holdings to be made to Weiss Multi-Strategy Advisers LLC.  However, as specified in the Rule, I am not required to submit any report with respect to securities held in accounts over which I have “no direct or indirect influence or control.”

I have retained a trustee or third-party manager (the “Manager”) to manage certain of my accounts.  Following is a list of accounts over which I have no direct or indirect control (the “Accounts”):

Name of Broker, Dealer, or Bank	Account Name/Account #	Relationship to Manager (independent professional, friend, relative, etc.)

By signing below, I acknowledge and certify that:

1.	I have no direct or indirect influence or control over the Accounts;

2.
If my control over the Accounts should change in any way, I will immediately notify Compliance     in writing of such a change and will provide any required information regarding holdings and transactions in the Accounts pursuant to the Rule.

3.
I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of Weiss Multi-Strategy Advisers LLC Chief Compliance Office.

Covered persons completing this certification on an annual basis, also acknowledge and certify the following:

1.	I did not suggest that the Manager make any particular purchases or sales of securities for the Accounts during the period
2.	I did not direct the Manager to make any particular purchases or sales of securities for the Accounts during the period.
3.	I did not consult with the Manager as to the particular allocation of investments to be made in the Accounts during the period.

Name:           _________________________________

Signature:  _________________________________

Date:          _________________________________